Exhibit 10.1
CONFIDENTIAL SEPARATION AGREEMENT
AND GENERAL RELEASE OF ALL CLAIMS
This Confidential Separation Agreement and General Release of All Claims (“Separation Agreement”) is made by and between ADVENTRX Pharmaceuticals, Inc. (“ADVENTRX”) and Mark N. K. Bagnall (“Employee”) with respect to the following facts:
A. Employee is currently employed by ADVENTRX.
B. ADVENTRX is reducing its costs and is terminating Employee’s employment. As a result, Employee’s employment with ADVENTRX will terminate effective December 26, 2008 (“Separation Date”). ADVENTRX wishes to reach an amicable separation with Employee and assist Employee’s transition to other opportunities. As part of this transition, ADVENTRX wishes to engage Employee as an independent contractor consultant in accordance with that certain Consulting Agreement, in substantially the form attached hereto as Exhibit A (the “Consulting Agreement”).
C. The parties desire to settle all claims and issues that have, or could have, been raised in relation to Employee’s employment with ADVENTRX and arising out of or in any way related to the acts, transactions or occurrences between Employee and ADVENTRX to date, including, but not limited to, Employee’s employment with ADVENTRX and the termination of that employment, on the terms set forth below.
THEREFORE, in consideration of the promises and mutual agreements hereinafter set forth, it is agreed by and between the undersigned as follows:
1. Severance Package. ADVENTRX agrees to provide Employee with the following payments and benefits (“Severance Package”) to which Employee is not otherwise entitled. Employee acknowledges and agrees that this Severance Package constitutes adequate legal consideration for the promises and representations made by Employee in this Separation Agreement.
1.1 Severance Payment. ADVENTRX agrees to provide Employee with a severance payment of $165,500, less all applicable taxes and withholdings (“Severance Payment”). Assuming this Separation Agreement is timely signed and delivered and not revoked, the Severance Payment will be made in a lump sum payment on the first payday following the Effective Date as described below in paragraph 10 but in no event later than March 15, 2009.
1.2 Health Benefit Allowance. ADVENTRX agrees to provide Employee with a health benefit allowance of $18,351.55, which the Employee may use, at Employee’s discretion, to pay the premiums required to continue Employee’s group health care coverage under the applicable provisions of the Consolidated Omnibus Budget Reconciliation act of 1985 (“COBRA”) or any other health care-related expenses. This health benefit allowance will be paid in the same manner as the Severance Payment and will be subject to all applicable taxes and withholdings.
1.3 Consultant Engagement. ADVENTRX agrees to engage Employee, and Employee agrees to provide services, as an independent contractor consultant for the period set forth in the Consulting Agreement (“Consulting Period”). During the Consulting Period, Employee will provide services in accordance with the Consulting Agreement.

2. General Release. Employee unconditionally, irrevocably and absolutely releases and discharges ADVENTRX, and any parent and subsidiary corporations, divisions and affiliated corporations, partnerships or other affiliated entities of ADVENTRX, past and present, as well as ADVENTRX’s employees, officers, directors, agents, successors and assigns (collectively, “Released Parties”), from all claims related in any way to the transactions or occurrences between them to date, to the fullest extent permitted by law, including, but not limited to, Employee’s employment with ADVENTRX, the termination of Employee’s employment, and all other losses, liabilities, claims, charges, demands and causes of action, known or unknown, suspected or unsuspected, arising directly or indirectly out of or in any way connected with Employee’s employment with ADVENTRX. This release is intended to have the broadest possible application and includes, but is not limited to, any tort, contract, common law, constitutional or other statutory claims, including, but not limited to alleged violations of the California Labor Code or the federal Fair Labor Standards Act, Title VII of the Civil Rights Act of 1964 and the California Fair Employment and Housing Act, the Americans with Disabilities Act, the Age Discrimination in Employment Act of 1967, as amended, and all claims for attorneys’ fees, costs and expenses. Employee expressly waives Employee’s right to recovery of any type, including damages or reinstatement, in any administrative or court action, whether state or federal, and whether brought by Employee or on Employee’s behalf, related in any way to the matters released herein. However, this general release is not intended to bar any claims that, by statute, may not be waived, such as claims for workers’ compensation benefits, unemployment insurance benefits, statutory indemnity and any challenge to the validity of Employee’s release of claims under the Age Discrimination in Employment Act of 1967, as amended, as set forth in this Separation Agreement.
3. California Civil Code Section 1542 Waiver. Employee expressly acknowledges and agrees that all rights under Section 1542 of the California Civil Code are expressly waived. That section provides:
A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.
4. Reaffirmation. At the end of the Consulting Period, Employee agrees to sign the Reaffirmation Clause set forth at the end of this Separation Agreement in order to extend and reaffirm the promises made by Employee in this Separation Agreement, including, but not limited to, the general release of all claims. Employee agrees that if he fails to sign the Reaffirmation Clause on or about the end of the Consulting Period, he will not be entitled to receive the Severance Package or any part thereof and must repay ADVENTRX for any portion of the Severance Package he has already received.
5. Representation Concerning Filing of Legal Actions. Employee represents that, as of the date of this Separation Agreement, Employee has not filed any lawsuits, charges, complaints, petitions, claims or other accusatory pleadings against ADVENTRX or any of the other Released Parties in any court or with any governmental agency.
6. Nondisparagement. Employee agrees that Employee will not make any voluntary statements, written or oral, or cause or encourage others to make any such statements that defame, disparage or in any way criticize the personal and/or business reputations, practices or conduct of ADVENTRX or any of the other Released Parties.

7. Confidentiality and Return of ADVENTRX Property; Surviving Obligations. Employee understands and agrees that as a condition of receiving the Severance Package described in paragraph 1, all ADVENTRX property must be returned to ADVENTRX, except such property that is reasonably required by Employee to perform services as a member of the Company’s Board of Directors or that is reasonably related to such services and such property that is needed by Employee to provide services pursuant to the Consulting Agreement. However, any such property retained for use during the Consulting Period must be returned to ADVENTRX immediately upon the conclusion of the Consulting Period, unless such property is reasonably required by Employee to perform services as a member of the Company’s Board of Directors or that is reasonably related to such services. By signing this Separation Agreement, Employee represents and warrants that Employee has returned to ADVENTRX all ADVENTRX property, data and information belonging to ADVENTRX as required herein and agrees that Employee will not use or disclose to others any confidential or proprietary information of ADVENTRX or any of the other Released Parties, except, as applicable, in connection with the Consulting Agreement or Employee’s position as a member of the Company’s Board of Directors, which use and disclosure will be governed by such documents, agreements and duties as apply to such position. Employee further agrees to comply with the continuing obligations set forth in the surviving provisions of ADVENTRX’s Confidential Information, Non-Solicitation and Invention Assignment Agreement for Employees, the Code of Business Conduct and Ethics, the Policies and Procedure Manual, as updated from time to time, and the Insider Trading and Disclosure Policy, each as previously executed by Employee (collectively, “Employment Documents”). In addition, Employee agrees to keep the terms of this Separation Agreement confidential between Employee and ADVENTRX, except that Employee may tell, in confidence, Employee’s immediate family and attorney or accountant, if any, as needed, but in no event should Employee discuss this Separation Agreement or its terms with any current or prospective employee of ADVENTRX.
8. Section 16 Reporting. Employee understands that ADVENTRX is required to disclose in its annual proxy statement information regarding Section 16 reporting delinquencies by its directors and officers that occurred during the prior fiscal year. To assist ADVENTRX in meeting such disclosure requirements, Employee hereby (a) certifies that all reportable transactions in ADVENTRX securities through the Separation Date have been reported on a Form 4, and (b) agrees to execute and deliver to ADVENTRX promptly after December 31, 2008, but no later than January 30, 2009, the “no filing due” certification in the form attached hereto as Appendix A.
9. No Admissions. By entering into this Separation Agreement, the Released Parties make no admission that they have engaged, or are now engaging, in any unlawful conduct. The parties understand and acknowledge that this Separation Agreement is not an admission of liability and shall not be used or construed as such in any legal or administrative proceeding.

10. Older Workers’ Benefit Protection Act. This Separation Agreement is intended to satisfy the requirements of the Older Workers’ Benefit Protection Act, 29 U.S.C. sec. 626(f). Employee is advised to consult with an attorney before executing this Separation Agreement.
10.1 Acknowledgments/Time to Consider. Employee acknowledges and agrees that (a) Employee has read and understands the terms of this Separation Agreement; (b) Employee has been advised in writing to consult with an attorney before executing this Separation Agreement; (c) Employee has obtained and considered such legal counsel as Employee deems necessary; (d) Employee has been given twenty-one (21) days to consider whether or not to enter into this Separation Agreement (although Employee may elect not to use the full 21-day period at Employee’s option); and (e) by signing this Separation Agreement, Employee acknowledges that Employee does so freely, knowingly, and voluntarily. If a signed copy of this Separation Agreement is not received by the Company’s corporate secretary by 5:00 p.m. Pacific Time on January 21, 2008, ADVENTRX will assume Employee is not interested in the Severance Package, and the offer will be automatically withdrawn.
10.2 Revocation/Effective Date. This Separation Agreement shall not become effective or enforceable until the eighth day after Employee signs and delivers to ADVENTRX this Separation Agreement. In other words, Employee may revoke Employee’s acceptance of this Separation Agreement within seven (7) days after the date Employee signs and delivers it to ADVENTRX. Employee’s revocation must be in writing and received by Pamela Lopez, Human Resources, by 5:00 p.m. Pacific Time on the seventh day in order to be effective. If Employee does not revoke acceptance within the seven (7) day period, Employee’s acceptance of this Separation Agreement shall become binding and enforceable on the eighth day (“Effective Date”). The Severance Package will become due and payable in accordance with paragraph 1 above and its subparts after the Effective Date, provided Employee does not revoke.
10.3 Preserved Rights of Employee. This Separation Agreement does not waive or release any rights or claims that Employee may have under the Age Discrimination in Employment Act of 1967, as amended, that arise after the execution of this Separation Agreement. In addition, this Separation Agreement does not prohibit Employee from challenging the validity of this Separation Agreement’s waiver and release of claims under the Age Discrimination in Employment Act of 1967, as amended.
11. Severability. In the event any provision of this Separation Agreement shall be found unenforceable, the unenforceable provision shall be deemed deleted and the validity and enforceability of the remaining provisions shall not be affected thereby.
12. Full Defense. This Separation Agreement may be pled as a full and complete defense to, and may be used as a basis for an injunction against, any action, suit or other proceeding that may be prosecuted, instituted or attempted by Employee in breach hereof.
13. Applicable Law. The validity, interpretation and performance of this Separation Agreement shall be construed and interpreted according to the laws of the United States of America and the State of California.
14. Entire Agreement; Modification. This Separation Agreement, including the surviving provisions of the Employment Documents, all of which are herein incorporated by reference, is intended to be the entire agreement between the parties and supersedes and cancels any and all other and prior agreements, written or oral, between the parties regarding this subject matter. For clarity, the terms and conditions of this Separation Agreement supersede and replace any conflicting terms and conditions set forth in that certain letter, dated April 1, 2008, pursuant to which the Company offered employment to Employee (the “Offer Letter”). In particular, the Company and Employee agree that (a) Section 1.1 of this Separation Agreement supersedes and replaces Section 3(a) of the Offer Letter, (b) Section 1.2 of this Separation Agreement supersedes and replaces Section 3(b) of the Offer Letter and (c) assuming this Separation Agreement is timely signed and delivered and not revoked (as described in this Separation Agreement and as contemplated by Section 3(x) of the Offer Letter), Employee is entitled to the benefits described in this Separation Agreement without the need to submit Employee’s resignation as a member of the Company’s Board of Directors (as contemplated by Section 3(y) of the Offer Letter). This Separation Agreement may be amended only by a written instrument executed by all parties hereto.

THE PARTIES TO THIS SEPARATION AGREEMENT HAVE READ THE FOREGOING SEPARATION AGREEMENT AND FULLY UNDERSTAND EACH AND EVERY PROVISION CONTAINED HEREIN. WHEREFORE, THE PARTIES HAVE EXECUTED THIS SEPARATION AGREEMENT ON THE DATES SHOWN BELOW.

Dated: December 31, 2008	By:	/s/ Mark Bagnall
Mark N. K. Bagnall

Adventrx Pharmaceuticals, Inc.
Dated: December 31, 2008	By:	/s/ Patrick Keran
Patrick L. Keran
Vice President and General Counsel
REAFFIRMATION
By re-signing this Separation Agreement below on or about the end of the Consulting Period, I hereby reaffirm and extend the release of all known and unknown claims set forth in paragraphs 2 and 3 above, to include all such claims arising through and including the date on which I re-sign this Separation Agreement below, including any claims relating to or arising from my independent contractor relationship with ADVENTRX pursuant to the Consulting Agreement.

Dated:	By:
Mark N. K. Bagnall

APPENDIX A

CERTIFICATE
I am aware that, as a “Section 16 officer” of ADVENTRX Pharmaceuticals, Inc. during the fiscal year ended December 31, 2008, I must file a Form 5 with the Securities and Exchange Commission within 45 days after the end of the fiscal year, unless I have previously reported all transactions and holdings otherwise reportable on such Form 5.
After reviewing my records, I hereby certify to ADVENTRX that I am not required to file a Form 5 for the fiscal year ended December 31, 2008.

Date: December 31, 2008	By:	/s/ Mark Bagnall
		Name:	Mark Bagnall

Exhibit A
CONSULTING AGREEMENT

CONSULTING AGREEMENT
This Consulting Agreement (this “Agreement”) is dated December 31, 2008, but will become effective (the “Effective Date”) one business day after the date that Mark N. K. Bagnall signs and delivers to ADVENTRX Pharmaceuticals, Inc. the Confidential Separation Agreement and General Release of All Claims to which this Consulting Agreement is an exhibit. This Agreement is entered into between Mark N. K. Bagnall, an individual resident of the State of California (“Consultant”), and ADVENTRX Pharmaceuticals, Inc., a Delaware corporation (the “Company”).
1. Consulting Relationship. During the term of this Agreement, Consultant will provide consulting services (the “Services”) to the Company as described on Exhibit A attached to this Agreement. Consultant shall provide Services only as requested by the Company.
2. Fees. As consideration for the Services to be provided by Consultant and other obligations, the Company shall pay to Consultant the amounts specified in Exhibit B attached to this Agreement at the times specified therein.
3. Expenses. Consultant shall not be authorized to incur on behalf of the Company any expenses without the prior consent of the Company’s Chief Business Officer, which consent shall be evidenced in writing for any expenses in excess of $5,000 per month. As a condition to receipt of reimbursement, Consultant shall be required to submit to the Company reasonable evidence that the amount involved was expended and related to Services provided under this Agreement.
4. Term and Termination. Consultant shall serve as a consultant to the Company for a period commencing on the Effective Date and terminating on December 31, 2009, unless sooner terminated upon written notice of termination from the Company to Consultant or from Consultant to the Company.
5. Independent Contractor. Consultant’s relationship with the Company will be that of an independent contractor and not that of an employee.
(a) Method of Provision of Services. Consultant shall be solely responsible for determining the method, details and means of performing the Services. Consultant may not employ or engage the service of any third parties to perform the Services required by this Agreement.
(b) No Authority to Bind Company. Consultant has no authority to enter into contracts that bind the Company or create obligations on the part of the Company without the prior written authorization of the Company.
(c) No Benefits. Consultant acknowledges and agrees that Consultant (or Consultant’s employees, if Consultant is an entity) will not be eligible for any Company employee benefits and, to the extent Consultant (or Consultant’s employees, if Consultant is an entity) otherwise would be eligible for any Company employee benefits but for the express terms of this Agreement, Consultant (on behalf of itself and its employees) hereby expressly declines to participate in such Company employee benefits.
(d) Withholding; Indemnification. Consultant shall have full responsibility for applicable withholding taxes for all compensation paid to Consultant, its partners, agents or its employees under this Agreement, and for compliance with all applicable labor and employment requirements with respect to Consultant’s self-employment, sole proprietorship or other form of business organization, and Consultant’s partners, agents and employees, including state worker’s compensation insurance coverage requirements and any US immigration visa requirements.

6. Supervision of Consultant’s Services. All of the services to be performed by Consultant, including but not limited to the Services, will be as agreed between Consultant and the Company’s Chief Business Officer. Consultant will be required to report to the Company’s Chief Business Officer concerning the Services performed under this Agreement. The nature and frequency of these reports will be mutually determined by Consultant and the Company’s Chief Business Officer.
7. Confidentiality. During the performance of the Services, the Company may disclose to Consultant, and Consultant may generate or develop, data and other information that the Company regards as confidential and/or proprietary (including the terms of this Agreement) (collectively, “Confidential Information”). Consultant will maintain all Confidential Information in confidence and will employ reasonable procedures to prevent its unauthorized disclosure. Consultant will not disclose any Confidential Information to anyone, or use any Confidential Information for any purpose, other than as is necessary to perform the Services.
8. Inventions. Any inventions or discoveries (whether or not patentable or copyrightable), innovations, suggestions and ideas (“Inventions”), and intellectual property rights therein related to the Services or any Confidential Information, made, discovered or developed by Consultant, jointly or with others, as a result of performing Services shall be promptly disclosed to the Company and shall be the sole and exclusive property of the Company. Consultant hereby assigns and agrees to assign to the Company any rights Consultant may have or acquire in any such Inventions and agrees to assist the Company in every proper way to obtain and from time to time enforce the Company’s intellectual property rights, whether registrable or not, including, but not limited to, patents, copyrights and trademarks on Inventions in any and all jurisdictions, and to that end Consultant will execute all documents for use in applying for and obtaining intellectual property rights covering and enforcing Inventions as the Company may desire, together with any assignments of Inventions to the Company or persons designated by it.
9. Conflicts with this Agreement. Consultant represents and warrants that neither Consultant nor any of Consultant’s partners, employees or agents is under any pre-existing obligation in conflict or in any way inconsistent with the provisions of this Agreement. Consultant represents and warrants that Consultant’s performance of all the terms of this Agreement will not breach any agreement to keep in confidence proprietary information acquired by Consultant in confidence or in trust prior to commencement of this Agreement. Consultant warrants that Consultant has the right to disclose and/or or use all ideas, processes, techniques and other information, if any, which Consultant has gained from third parties, and which Consultant discloses to the Company or uses in the course of performance of this Agreement, without liability to such third parties. Notwithstanding the foregoing, Consultant agrees that Consultant shall not bundle with or incorporate into any deliveries provided to the Company herewith any third party products, ideas, processes, or other techniques, without the express, written prior approval of the Company. Consultant represents and warrants that Consultant has not granted and will not grant any rights or licenses to any intellectual property or technology that would conflict with Consultant’s obligations under this Agreement. Consultant will not knowingly infringe upon any copyright, patent, trade secret or other property right of any former client, employer or third party in the performance of the Services required by this Agreement.

10. Miscellaneous.
(a) Amendments and Waivers. Any term of this Agreement may be amended or waived only with the written consent of the parties.
(b) Sole Agreement. This Agreement, including the Exhibits hereto, constitutes the sole agreement of the parties and supersedes all oral negotiations and prior writings with respect to the subject matter hereof. The foregoing notwithstanding, the Company and Consultant acknowledge that this Agreement is entered into in connection with that certain Confidential Separation Agreement and General Release of All Claims (the “Separation Agreement”), and that this Agreement has no effect on the Separation Agreement or any of the documents or other agreements referenced therein or executed in connection therewith.
(c) Notices. Any notice required or permitted by this Agreement shall be in writing and shall be deemed sufficient upon receipt, when delivered personally or by courier, overnight delivery service or confirmed facsimile, 48 hours after being deposited in the regular mail as certified or registered mail (airmail if sent internationally) with postage prepaid, if such notice is addressed to the party to be notified at such party’s address or facsimile number as set forth below, or as subsequently modified by written notice.
(d) Choice of Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California as applied to agreements among California residents entered into and to be performed entirely within California.
(e) Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (i) such provision shall be excluded from this Agreement, (ii) the balance of the Agreement shall be interpreted as if such provision were so excluded and (iii) the balance of the Agreement shall be enforceable in accordance with its terms.
(f) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.
(g) Arbitration. Any dispute or claim arising out of or in connection with any provision of this Agreement will be finally settled by binding arbitration in San Diego County, California, in accordance with the rules of the American Arbitration Association by one arbitrator appointed in accordance with said rules. The arbitrator shall apply California law, as applied to agreements among California residents entered into and to be performed entirely within California, to the resolution of any dispute. Judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. Notwithstanding the foregoing, the parties may apply to any court of competent jurisdiction for preliminary or interim equitable relief, or to compel arbitration in accordance with this paragraph, without breach of this arbitration provision. This Section 10(g) shall not apply to Section 7 hereof.
(h) Advice of Counsel. EACH PARTY ACKNOWLEDGES THAT, IN EXECUTING THIS AGREEMENT, SUCH PARTY HAS HAD THE OPPORTUNITY TO SEEK THE ADVICE OF INDEPENDENT LEGAL COUNSEL, AND HAS READ AND UNDERSTOOD ALL OF THE TERMS AND PROVISIONS OF THIS AGREEMENT. THIS AGREEMENT SHALL NOT BE CONSTRUED AGAINST ANY PARTY BY REASON OF THE DRAFTING OR PREPARATION HEREOF.

The parties have executed this Agreement on the respective dates set forth below.

ADVENTRX PHARMACEUTICALS, INC.

By:

Name: Patrick Keran
Title: Vice President, Legal

Date: December 31, 2008

Address:	6725 Mesa Ridge Road, Suite 100 San Diego, CA 92121

MARK N. K. BAGNALL

Signature

Date:

Address:	5341 Golden Gate Ave. Oakland, CA 94618

EXHIBIT A
DESCRIPTION OF CONSULTING SERVICES

Description of Services	Schedule/Deadline

Consultant will:	Not applicable
• Make himself reasonably available to assist the Company in identifying and evaluating strategic options, including particular strategic transaction candidates, as requested by the Company.
• Respond to inquiries of the Company’s personnel regarding finance matters, and such other matters related to the Company regarding which Consultant has knowledge.

EXHIBIT B
COMPENSATION
For Services rendered by Consultant under this Agreement, the Company shall pay Consultant at the rate of $100 per hour.
Consultant will invoice the Company within 10 days of the end of each calendar month for services provided during the preceding month. Invoices will be due within 30 days of receipt of an invoice reasonably acceptable to the Company.